EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 16.7 PERCENT INCREASE TO FIRST QUARTER DILUTED EARNINGS PER SHARE

DURANGO, Colorado (July 6, 2017) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three months ended May 31, 2017. The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FIRST QUARTER HIGHLIGHTS

●	Total revenue decreased 0.3 percent to $9.3 million during the three months ended May 31, 2017 compared to $9.4 million during the three months ended May 31, 2016.

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Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees increased 1.3% during the three months ended May 31, 2017 compared to the three months ended May 31, 2016.

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Net income increased 11.2 percent to $814,000, or $0.14 per basic and diluted share, in the three months ended May 31, 2017, compared to net income of $732,000, or $0.13 per basic share and $0.12 per diluted share, in the three months ended May 31, 2016.

●	Operating income increased 9.4 percent to $1.3 million in the three months ended May 31, 2017, compared with operating income of $1.2 million during the three months ended May 31, 2016.

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Adjusted EBITDA (a non-GAAP measure defined later in this release) increased 0.7 percent to $1.75 million in the three months ended May 31, 2017, versus $1.74 million the three months ended May 31, 2016.

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Factory sales increased 7.3 percent during the three months ended May 31, 2017, compared to the three months ended May 31, 2016, primarily due to a 1.3 percent increase in same-store pounds purchased by franchise and co-branded license locations during the three months ended May 31, 2017 compared with the three months ended May 31, 2016, and a 17.6 percent increase in shipments of products to customers outside our network of franchised retail stores, partially offset by a 2.1 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

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Royalty and marketing fees decreased 15.8 percent in the three months ended May 31, 2017, primarily due to a 15.8 percent decrease in the number of domestic franchised locations in operation during the three months ended May 31, 2017 compared to the three months ended May 31, 2016.

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Franchise fees increased 136.1 percent in the three months ended May 31, 2017, primarily resulting from an increase in international license fees during the three months ended May 31, 2017 compared to three months ended May 31, 2016.

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Retail sales declined 19.0 percent during the three months ended May 31, 2017, primarily the result of the sale and closure of certain company-owned stores and cafés. Same-store sales at Company-owned stores and cafés decreased 6.0 percent in the three months ended May 31, 2017 compared to the three months ended May 31, 2016.

●	The Company entered into additional Master License Agreements covering the Republic of Panama and the Republic of Vietnam during the three months ended May 31, 2017.

●	The Company did not open any franchise or licensed locations during the three months ended May 31, 2017.

●	On June 16, 2017, the Company paid its 56th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

FIRST QUARTER OPERATING RESULTS

Total revenue decreased 0.3 percent to $9.3 million during the three months ended May 31, 2017, compared with $9.4 million in revenue during the three months ended May 31, 2016.

Total factory sales increased 7.3 percent to $6.2 million in the three months ended May 31, 2017, compared to factory sales of $5.8 million in the three months ended May 31, 2016. The increase was due primarily to a 17.6 percent increase in shipments to customers outside the Company’s network of franchise retail locations and a 2.4 percent increase in shipments of product to the Company’s network of franchise and licensed retail locations. Factory gross margins increased 80 basis points to 24.7 percent of factory sales in the three months ended May 31, 2017, compared to 23.9 percent in the three months ended May 31, 2016.

Retail sales declined 19.0 percent to $1.0 million in the three months ended May 31, 2017, compared to $1.3 million in the three months ended May 31, 2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. In addition, same-store sales at all Company-owned stores and cafés decreased 6.0 percent during the three months ended May 31, 2017 compared to the three months ended May 31, 2016.

Royalty and marketing fees decreased 15.8 percent to $1.9 million in the three months ended May 31, 2017, compared with $2.2 million in the three months ended May 31, 2016, primarily due to a 15.8 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees did not open any stores during the three months ended May 31, 2017. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees increased 136.1 percent to $249,000 in the three months ended May 31, 2017, compared to $106,000 in the three months ended May 31, 2016, as a result of an increase in franchise fees associated with new international license agreements covering the Republic of Panama and the Republic of Vietnam during the three months ended May 31, 2017.

Income from operations increased 9.4 percent in the three months ended May 31, 2017 to $1.3 million, compared with $1.2 million in the three months ended May 31, 2016.

Interest expense, net of interest income, totaled $28,000 in the three months ended May 31, 2017, compared with interest expense, net of interest income, of $36,000 in the three months ended May 31, 2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments towards a promissory note entered into in January 2014 to fund business acquisitions by U-Swirl, Inc.

The Company’s effective income tax rate in the three months ended May 31, 2017 was 35.7 percent compared with 36.2 percent in the three months ended May 31, 2016.

Net income increased 11.2 percent to $813,700, or $0.14 per basic and diluted share, in the three months ended May 31, 2017, compared with net income of $731,800, or $0.13 per basic share and $0.12 per diluted share, in the three months ended May 31, 2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 0.7 percent the three months ended May 31, 2017 to $1.75 million, versus $1.74 million in the three months ended May 31, 2016.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, and restructuring and acquisition-related charges to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to their most comparable GAAP measure are included below.

Cash Dividends

On June 16, 2017, the Company paid its 56th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, July 6, 2017, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the three months ended May 31, 2017, along with other topics of interest. To participate in the conference call, please call 1-877-270-2148 (International local participants call 1-412-902-6510) approximately five minutes prior to 4:15 p.m. EDT on July 6, 2017 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Thursday, July 13, 2017 at 5:00 p.m. EST by calling 1-877-344-7529 (International participants call 1-412-317-0088) and entering the conference I.D.# 10109639.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 6, 2017, the Company, through its subsidiaries and its franchisees and licensees operated 511 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, South Korea, The Republic of the Philippines and The United Arab Emirates. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially from those indicated or implied by forward-looking statements include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The forward-looking statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	May 31, 2017	May 31, 2017
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	188
Company-Owned Stores	0	4
Cold Stone Creamery	0	83
International License Stores	0	89
U-Swirl
Franchise Stores	0	140
Company-Owned Stores	0	5
International License Stores	0	2
Total	0	511

SELECTED BALANCE SHEET DATA

(in thousands)

	May 31, 2017	February 28, 2017
Current Assets	$15,752	$15,151
Total Assets	$29,831	$29,418
Current Liabilities	$8,561	$8,060
Stockholder's Equity	$19,074	$18,829

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2017	2016	2017	2016
Revenues
Factory sales	$6,184	$5,761	66.2%	61.4%
Royalty and marketing fees	1,890	2,246	20.2%	24.0%
Franchise fees	249	106	2.7%	1.1%
Retail sales	1,023	1,263	10.9%	13.5%
Total Revenues	9,346	9,376	100.0%	100.0%

Costs and expenses
Cost of sales	5,015	4,801	53.7%	51.2%
Franchise costs	515	548	5.5%	5.8%
Sales and marketing	626	654	6.7%	7.0%
General and administrative	1,128	1,240	12.1%	13.2%
Retail operating	573	667	6.1%	7.1%
Depreciation and amortization, exclusive of depreciation and amortization expense of $126 and, $102 included in cost of sales, respectively	195	223	2.1%	2.4%
Restructuring and acquisition related charges	-	60	0.0%	0.6%
Total Costs and Expenses	8,052	8,193	86.2%	87.4%

Income from operations	1,294	1,183	13.8%	12.6%

Other income (expense)
Interest expense	(35)	(48)	-0.4%	-0.5%
Interest income	7	12	0.1%	0.1%
Other, net	(28)	(36)	-0.3%	-0.4%

Income (loss) before income taxes	1,266	1,147	13.5%	12.2%

Provision for income taxes	452	415	4.8%	4.4%

Consolidated net income	814	732	8.7%	7.8%

Basic Earnings Per Common Share	$0.14	$0.13
Diluted Earnings Per Common Share	$0.14	$0.12

Weighted Average Common Shares Outstanding	5,854,372	5,835,515

Dilutive Effect of Employee Stock Awards	123,366	181,742

Weighted Average Common Shares Outstanding, Assuming Dilution	5,977,738	6,017,257

 GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended May 31,
	2017	2016	Change
GAAP: Income from Operations	$1,294	$1,183	9.4%
Depreciation and Amortization	321	325
Equity Compensation Expense	134	168
Restructuring, and acquisition related charges	-	60
Non-GAAP, adjusted EBITDA	$1,749	$1,736	0.7%